Exhibit 99.1


                     R.A.B. Holdings, Inc. Updates Status of
        Pending Restructuring of $115 Million of Senior Note Indebtedness

NEW YORK - (BUSINESS WIRE) - June 29, 2004 - R.A.B. Holdings, Inc. (the "Company") today provided updated information concerning the pending restructuring of indebtedness outstanding under the Senior Notes issued by the Company and its subsidiary R.A.B. Enterprises, Inc. ("Enterprises"). In the restructuring, holders of the 13% Senior Notes and the 6% Senior Notes issued by the Company, and holders of the 10.5% Senior Notes issued by Enterprises, will exchange their Senior Notes for a new issue of 9% Senior Notes of the Company due May 2011 (the "9% Senior Notes"), shares of a new series of 11% Preferred Stock of the Company due in 2013 (the "Series C Preferred") and shares of Common Stock of the Company. The restructuring will not involve the Company's operating subsidiaries, Millbrook Distribution Services Inc. and The B. Manischewitz Company, LLC, or in any way affect the timely payment of accounts payable and other operating liabilities of the operating subsidiaries.

On April 26, 2004, the Company announced that it had reached an agreement in principle concerning the restructuring with a majority of the holders of all of the Senior Notes. Since that date, the Company has been in the process of attempting to contact the remaining holders of such Senior Notes to obtain their concurrence with respect to the proposed restructuring. As of June 29, 2004, noteholders of 98% of the outstanding 10.5% Senior Notes of Enterprises, and noteholders of 95% of the combined outstanding 6% Senior Notes and 13% Senior Notes of the Company, have agreed in principle to the restructuring. The Company is seeking to contact the remaining holders in order to obtain the participation of holders of 100% of the Senior Notes in the restructuring. However, the Company intends to consummate the restructuring whether or not the remaining holders participate.

Holders of the currently outstanding shares of common stock will retain their shares, which will represent 70% of the fully diluted shares outstanding immediately after the restructuring.

The exchange ratios in the restructuring are as follows:

     o For each $1,000 principal amount of 10.5% Senior Notes of Enterprises exchanged, holders will receive approximately $610.00 in principal amount of 9% Senior Notes, approximately $365.00 in liquidation value of Series C Preferred, and shares of Common Stock.

     o For each $1,000 principal amount of 13% Senior Notes and 6% Senior Notes of the Company exchanged, holders will receive approximately $55.00 in liquidation value of Series C Preferred, and shares of Common Stock.

The Company also announced that it has filed a Form 12b-25 with the Securities and Exchange Commission with respect to a delay in the filing of the Company's annual report on Form 10-K with the Commission. As stated in the Form 12b-25, the Company and its accounting staff have


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devoted substantial time and effort to accounting matters in connection with the restructuring and, as a result, have been unable to devote adequate time to the completion of the Form 10-K. The Form 10-K will be filed with the Commission on or before July 14, 2004.

R.A.B. Holdings, Inc. through its Millbrook Distribution Services Inc. subsidiary, is the nation's largest full service independent distributor of specialty foods, health and beauty care products and general merchandise to supermarkets and mass market retailers in 40 states east of the Rocky Mountains. Millbrook also carries a line of its own private label brands as well as store brands and other special need items for specific customers. Through its specialty food group, R.A.B. Holdings, Inc. manufactures and markets Manischewitz(R), Horowitz Margareten(R), Goodman's(R), Gold Boat(R), Season(R) and Guiltless Gourmet(R) brand products. Its B. Manischewitz Company, LLC subsidiary is the nations' largest manufacturer of processed kosher food products including matzos, noodles, crackers, cakes, cookies, soups and processed fish products.

Contacts

R.A.B. Holdings, Inc.
Corporate Communications:
Ira A. Gomberg, 212-688-4500



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